Exhibit 99.2

Certain Remarks of Brian J. Smrdel

Urologix, Inc. Teleconference

August 24, 2010

•	The year-over-year revenue decline is primarily a result of the Prostaprobe backorder.

•	Our days sales outstanding at the end of the fourth quarter was 38 days, an improvement compared to 46 days at the end of the third quarter of fiscal 2010 and 39 days at June 30, 2009.

•

The 1 percentage point decrease in gross margin [in fourth quarter of fiscal 2010] compared to the prior quarter of this fiscal year is a result of higher manufacturing expense per unit due to lower volumes. The increase in the gross profit rate [in fourth quarter of fiscal 2010] over the same period for fiscal 2009 is due to a reduction in unabsorbed manufacturing expense as a result of increased production.

•

The decrease in operating expense when compared to the third quarter is a result of a $174,000 decrease in general and administrative expense, partially offset by a $52,000 increase in research and development expense as the Company increased its investment in product and clinical research efforts. The decrease in operating expense when compared to the fourth quarter of the prior fiscal year is primarily the result of a reduction of $246,000 in Sales and Marketing expense.

Certain Remarks of Gregory J. Fluet

Urologix, Inc. Teleconference

August 24, 2010

From the question-and-answer portion of the teleconference:

Q [Ernest Andberg]: Was it [the impact on fourth quarter fiscal 2010 revenue attributable to backorders of Prostaprobe] material in the SEC sense? 5% of revenue or anything like that?

A [Gregory J. Fluet]: Ernie, there are two third-party mobile customers that still use the Prostaprobes. We had a backorder associated with a purchase order we weren’t able to fulfill that was approximately $100,000 in revenue.